EXHIBIT 99.1

[ALFA CORPORATION LOGO]

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT:	Stephen G. Rutledge	RELEASE DATE: July 17, 2003
Senior Vice President, CFO
and Chief Investment Officer
(334) 288-3900

ALFA CORPORATION REPORTS SECOND QUARTER RESULTS

Montgomery, Alabama (July 17, 2003) — Alfa Corporation (Nasdaq/NM:ALFA) today announced financial results for the second quarter and six months ended June 30, 2003. Operating income for the second quarter was $17,132,576, or $0.21 per diluted share, compared with operating income of $15,334,180, or $0.19 per diluted share for the second quarter of 2002, an increase of 10.9% on a per share basis. Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings. Second quarter 2003 results were reduced by approximately $5.1 million, after tax, or $0.06 per diluted share, due to previously reported storm losses. Net income, which includes net realized investment gains, was $19,187,821, or $0.24 per diluted share for the second quarter of 2003, compared with net income of $15,531,340, or $0.20 per diluted share for the same period in 2002, a per share increase of 22.6%. Premiums and policy charges for the second quarter of 2003 increased 6.8% to $129,845,410.

For the six months ended June 30, 2003, operating income was $37,029,545 compared with operating income of $33,213,279 for the first half of 2002. On a per share basis, operating income increased 10.6% to $0.46 per diluted share for the six-month period in 2003 compared with $0.42 per diluted share for the similar period in 2002. Net income, which includes net realized investment gains, was $37,917,449, or $0.47 per diluted share for the first six months of 2003, compared with net income of $33,999,486, or $0.43 per diluted share for the same period in 2002, a per share increase of 10.6%. Premiums and policy charges for the first half of 2003 increased 7.4% to $259,032,749.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “Alfa Corporation had a solid performance despite an increase in the frequency of storm losses in the second quarter. Our core business continues to perform very well. We are also encouraged by the growth in our book value, increasing to over $600 million for the first time in our company’s history. This represents a 7.5% growth rate for the first half of 2003. Our goal is to build on these results as a foundation for another successful year.”

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 800-289-0730, or via links located on Alfa’s web site: www.alfains.com. A 30-day Internet play of the call will also be available from Alfa’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

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Alfa Corporation Reports Second Quarter Results

July 17, 2003

ALFA CORPORATION

Financial Highlights

(Unaudited)

	Six Months Ended			Three Months Ended
	June 30,			June 30,
	2003	2002	Change	2003	2002	Change
Premiums and Policy Charges	$259,032,749	$241,074,471	7.45%	$129,845,410	$121,573,475	6.80%

Net Investment Income	42,991,083	43,970,149	-2.23%	21,337,096	21,877,803	-2.47%

Other Income	1,350,196	1,161,130	16.28%	754,566	933,555	-19.17%

Total Revenues	303,374,028	286,205,750	6.00%	151,937,072	144,384,833	5.23%

Total Expenses	252,336,223	240,617,123	4.87%	128,307,271	123,053,313	4.27%

Income Before Provision for Income Taxes	51,037,805	45,588,627	11.95%	23,629,801	21,331,520	10.77%

Provision for Income Taxes	14,008,260	12,375,348	13.19%	6,497,225	5,997,340	8.34%

Operating Income*	37,029,545	33,213,279	11.49%	17,132,576	15,334,180	11.73%

Realized Investment Gains, Net of Tax	887,904	786,207	12.94%	2,055,245	197,160	942.42%

Net Income	$37,917,449	$33,999,486	11.52%	$19,187,821	$15,531,340	23.54%

Operating Income Per Share*
Basic	$0.47	$0.42	10.28%	$0.22	$0.19	10.56%

Diluted	$0.46	$0.42	10.61%	$0.21	$0.19	10.86%

Net Income Per Share
Basic	$0.48	$0.43	10.31%	$0.24	$0.20	22.25%

Diluted	$0.47	$0.43	10.64%	$0.24	$0.20	22.59%

Average Number of Shares Outstanding
Basic	79,468,821	78,607,284		79,605,514	78,771,794

Diluted	80,065,414	79,432,866		80,226,873	79,605,279

*	Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies—including political, economic, regulatory, climatic, competitive, legal, and technological—any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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